PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc.

GAAP net income attributable to Photronics, Inc.	$3,833	$9,291	$27,868	$16,229

(a) Consolidation and restructuring charges, net of tax	246	-	1,428	-

(b) Impact of warrants, net of tax	-	(175)	(94)	424

(c) Debt extinguishment loss and net interest impact,
net of tax	-	-	-	35,486

Non-GAAP net income attributable to Photronics, Inc.	$4,079	$9,116	$29,202	$52,139

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	61,052	76,259	76,464	58,458

Non-GAAP	61,052	76,082	76,445	71,940

Net income per diluted share

GAAP	$0.06	$0.14	$0.44	$0.28

Non-GAAP	$0.07	$0.14	$0.46	$0.80

(a)	Represents consolidation and restructuring charges primarily related to restructuring in Singapore

(b)	Represents financing expenses related to warrants, which are recorded in other expense, net.

(c)	Represents extinguishment charges during the year ended October 30, 2011 related to the repurchase of $35.4 million of the Company's 5.50% convertible senior notes due in October 2014, and net interest impact on convertible transactions.